Exhibit 2(a)

BUCHALTER, NEMER, FIELDS & YOUNGER

A Professional Corporation

ROBERT E. IZMIRIAN (#53805)

SHAWN M. CHRISTIANSON (#114707)

GEOFFREY A. HEATON (#206990)

333 Market Street, 25th Floor
San Francisco, California 94105-2130

Telephone: (415) 227-0900

Facsimile: (415) 227-0770

Attorneys for Susan L. Uecker

Chapter 11 Trustee

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

In re	)	Chapter 11
)
CLARENT CORPORATION, a Delaware	)	Case No. 02-33504 TC
corporation (Federal Tax I.D. No. 77-0433687))
	)	CHAPTER 11 TRUSTEE’S FIRST
Debtor.	)	AMENDMENT TO SECOND AMENDED
	)	LIQUIDATING PLAN OF
REORGANIZATION OF CLARENT CORPORATION DATED SEPTEMBER 30, 2003

Confirmation Hearing:

		Date:	March 22, 2004
		Time:	11:00 a.m.
		Place:	United States Bankruptcy Court 235 Pine Street, 23rd Floor San Francisco, California
		Judge:	Honorable Thomas E. Carlson

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	“Accept”
1.2	“Administrative Claim”
1.3	“Administrative Claims Bar Date”
1.4	“Ahlstrom Claims”
1.5	“Allowed”
1.6	“Assets”
1.7	“Assumption Obligations”
1.8	“Available Cash”
1.9	“Ballot”
1.10	“Bankruptcy Code”
1.11	“Bankruptcy Court”
1.12	“Bankruptcy Rules”
1.13	“Bar Date”
1.14	“Business Day”
1.15	“Cash”
1.16	“Chapter 11 Case”
1.17	“Claim”
1.18	“Claimant”
1.19	“Claims Objection Deadline”
1.20	“Claims Reserve Account”
1.21	“Clarent Derivative Claims”
1.22	“Class”
1.23	“Confirmation”
1.24	“Confirmation Date”
1.25	“Confirmation Hearing”
1.26	“Confirmation Order”
1.27	“Convenience Claim”
1.28	“Creditor”
1.29	“Creditors’ Committee”
1.30	“Debt”
1.31	“Debtor”
1.32	“Disclosure Statement”
1.33	“Disputed Claim”
1.34	“Disputed Claims Amount”
1.35	“Disputed Interest”
1.36	“Distribution”
1.37	“Effective Date”
1.38	“Entity”
1.39	“Equity Committee”
1.40	“Equity Security”
1.41	“Estate”
1.42	“Filing Date”
1.43	“Final Decree”
1.44	“Final Order”
1.45	“Final Resolution Date”

i

1.46	“General Unsecured Claim”
1.47	“Holder”
1.48	“Insurance Carriers”
1.49	“Insurance Proceeds”
1.50	“Interest”
1.51	“Interest Holder”
1.52	“Interest Holder Claim”
1.53	“IPO Litigation Claims”
1.54	“Late Claim”
1.55	“Lien”
1.56	“Liquidating Trust”
1.57	“Liquidating Trustee”
1.58	“Liquidation Proceeds”
1.59	“Litigation Claims”
1.60	“Litigation Recovery”
1.61	“Local Rules”
1.62	“Net Plan Proceeds”
1.63	“Person”
1.64	“Plan”
1.65	“Plan Expenses”
1.66	“Plan Interest Rate”
1.67	“Plan Proceeds”
1.68	“Plan Supplement”
1.69	“Pre-Confirmation Committees”
1.70	“Priority Employee Claim”
1.71	“Priority Tax Claim”
1.72	“Professional Fees”
1.73	“Professionals”
1.74	“Pro Rata”
1.75	“Record Date”
1.76	“Rejection Claim”
1.77	“Rejection Claim Bar Date”
1.78	“Responsible Individual”
1.79	“Schedules”
1.80	“Schwartz Claims”
1.81	“Secured Claim”
1.82	“Securities Class Action Claims”
1.83	“Stockholder Litigation”
1.84	“Stockholder Litigation Claims”
1.85	“Subordinated Claims”
1.86	“Subordinated Indemnity Claims”
1.87	“Tax Claim”
1.88	“Trustee”
1.89	“Unliquidated Claim”

ARTICLE 2 RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW
2.1	Rules of Interpretation.

2.2	Computation of Time.
2.3	Governing Law.

ARTICLE 3 CLASSIFICATION OF CLAIMS AND INTERESTS
3.1	Introduction.
3.2	Classes of Claims and Interests.
	3.2.1	Class 1 Claims.
	3.2.2	Class 2 Claims.
	3.2.3	Class 3 Claims.
	3.2.4	Class 4 Claims.
	3.2.5	Class 5 Claims.
		3.2.5.1	Class 5A Claims.
		3.2.5.2	Class 5B Claims.
		3.2.5.3	Class 5C Claims.
	3.2.6	Class 6 Interests.

ARTICLE 4 TREATMENT OF UNCLASSIFIED CLAIMS
4.1	Administrative Claims.
4.2	Administrative Claims Bar Date.
4.3	Priority Tax Claims.

ARTICLE 5 TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS
5.1	Class 1 (Priority Employee Claims).
5.2	Class 2 (Allowed Secured Claims).
5.3	Class 3 (Allowed General Unsecured Claims).
5.4	Class 4 (Allowed Convenience Claims).
5.5	Class 5 (Allowed Subordinated Claims).
	5.5.1	Class 5A (Allowed Stockholder Litigation Claims).
	5.5.2	Class 5B (Allowed Subordinated Indemnity Claims).
	5.5.3	Class 5C (Allowed Other Subordinated Claims).
5.6	Class 6 (Interests).

ARTICLE 6 POST-CONFIRMATION GOVERNANCE/LIQUIDATING TRUSTEE
6.2	Retention and Replacement of the Liquidating Trustee.
6.3	Rights and Duties of the Liquidating Trustee.
	6.3.1	Liquidation Reports.
	6.3.2	Compromise of Claims and Litigation Claims.
	6.3.3	Retention of Professionals.
6.4	Compensation of Liquidating Trustee and its Professionals.
6.5	Dissolution of the Pre-Confirmation Committees.
6.6	Liability.

ARTICLE 7 MEANS FOR IMPLEMENTATION OF THE PLAN
7.1	Funding of Claims Reserve Account.
7.2	Collection of Plan Proceeds.
7.3	Payment of Plan Expenses.
7.4	Postconfirmation United States Trustee Quarterly Fees.
7.5	Chapter 11 Postconfirmation Reports and Final Decree.

	7.5.2	Service of Reports.
	7.5.3	Final Decree.

ARTICLE 8 PROVISIONS GOVERNING DISTRIBUTIONS
8.1	Distribution of Plan Proceeds.
8.2	Full and Final Satisfaction.
8.3	Distribution Procedures.
8.4	Claims Reserve Account.
8.5	De Minimis Payments.
8.6	Disputed Payments.
8.7	Unclaimed Property.
8.8	Setoffs.
8.9	Withholding Taxes.

ARTICLE 9 PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS
9.1	Resolution of Disputed Claims and Interests.
9.2	Estimation of Claims.
9.3	Cumulative Remedies.
9.4	Reserve Provisions for Disputed Claims and Interests.
9.5	Allowance of Claims and Interests
	9.5.1	Disallowance of Claims.
	9.5.2	Allowance of Claims and Equity Interests.

ARTICLE 10 EXECUTORY CONTRACTS
10.1	Rejection.
10.2	Assumption and Assignment.
10.3	Bar Date for Rejection Claims.
10.4	Options and Warrants to Purchase Clarent Common Stock.

ARTICLE 11 DEBTOR’S CAUSES OF ACTION
11.1	Maintenance of Causes of Action.
11.2	Causes of Action.

ARTICLE 12 CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND TO THE EFFECTIVE DATE
12.1	Conditions to Confirmation of the Plan.
12.2	Effect of Failure of Conditions to Confirmation.
12.3	Effective Date.

ARTICLE 13 EFFECTS OF CONFIRMATION
13.1	Binding Effect of Plan.
13.2	Vesting of Property in Liquidating Trust.
13.3	Property Free and Clear.
13.5	Intentionally Omitted.
13.6	Injunction.

ARTICLE 14 RETENTION OF JURISDICTION

ARTICLE 15 MISCELLANEOUS
15.1	Severability of Plan Provisions.
15.2	Corporate Action.
15.3	Exhibits.
15.4	Notices.
15.5	Reservation of Rights.
15.6	Defects, Omissions and Amendments.
15.7	Filing of Additional Documents.
15.8	Successors and Assigns.
15.9	Revocation and Withdrawal.
15.10	Implementation.

EXHIBIT A

v

Susan L. Uecker (the “Trustee”) proposes the following First Amendment to Second Amended Liquidating Plan of Reorganization for Clarent Corporation (the “Debtor”), dated September 30, 2003 (the “Plan”) pursuant to Bankruptcy Code §1121.

ARTICLE 1

DEFINITIONS

For purposes of this Plan, all capitalized terms used herein and not otherwise defined shall have the meanings set forth below.  A term used, but not defined, in the Plan but defined in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning ascribed to it therein unless the context clearly requires otherwise.

1.1           “Accept” shall mean, with respect to any Class, that Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims or Allowed Interests in such Class, as the case may be, who vote on the Plan have voted to accept the Plan.

1.2           “Administrative Claim” shall mean a Claim for an administrative expense of the Estate, arising during the period commencing on the Filing Date and ending on the Effective Date under Bankruptcy Code §§ 503(b) or 507(b), and entitled to priority under Bankruptcy Code § 507(a)(1), including, but not limited to (i) any actual and necessary cost or expense of preserving the Estate or conducting the business of the Debtor or Trustee, (ii) administrative expenses previously allowed by the Bankruptcy Court, (iii) any Tax Claims incurred by the Estate after the Filing Date or relating to a tax year or period which occurs after the Filing Date, (iv) Professional Fees, and (v) all fees and charges assessed against the Estate pursuant to 28 U.S.C. § 1930.  For purposes of this Plan, Administrative Claims shall also include Assumption Obligations, if any.

1.3           “Administrative Claims Bar Date” shall mean, as to Claimants other than Professionals, the first Business Day that is at least thirty (30) days after the Effective Date, and for Professionals, the first Business Day that is at least sixty (60) days after the Effective Date, or such other day as may be fixed by the Bankruptcy Court after notice and a hearing.  Any Administrative Claim that is not asserted prior to the applicable Administrative Claims Bar Date shall be deemed to be untimely and shall be forever barred.

1.4           “Ahlstrom Claims” shall mean the claims of the plaintiffs in the action titled Ahlstrom, et al. v. Clarent Corporation, et al., filed in the United States District Court for the District of Minnesota, bearing the case number 02-CV-780 BHK/SRN.

1.5           “Allowed” shall mean:

1.5.1        with respect to any Claim, (i) a Claim that appears in the Schedules, except a Claim that is listed as disputed, contingent or unliquidated or for which a proof of Claim has been filed; (ii) a Claim for which a proof of Claim or request for payment has been timely filed as of the Bar Date or the Administrative Claims Bar Date, as applicable, and no objection thereto has been made on or before the Claims Objection Deadline; or (iii) a Claim that has been allowed, but only to the extent allowed (x) by a Final Order, (y) under this Plan, or (z) under any agreements entered into in connection with this Plan establishing the amount and nature of any Claim.

1.5.2        with respect to any Interest, an Interest that is (i) reflected in the books and records of the transfer agent for the Debtor on the Effective Date; or (ii) allowed by a Final Order of the Bankruptcy Court.

1.6           “Assets” shall mean all assets of the Debtor of any nature whatsoever, including, without limitation, the property of the Estate pursuant to Bankruptcy Code § 541.

1.7           “Assumption Obligations” shall mean any monetary amounts payable to the non-debtor party to any executory contract or unexpired lease, pursuant to Bankruptcy Code §  365(b)(1), as a condition to the assumption of such contract or lease.

1.8           “Available Cash” shall mean the aggregate amount of all Cash held by the Trustee on the Effective Date, including any Litigation Recovery or Liquidation Proceeds collected by the Debtor or Trustee prior to the Effective Date.

1.9           “Ballot” means the form accompanying the Plan and Disclosure Statement by which certain Creditors may vote their acceptance or rejection of the Plan and by which a Holder of General Unsecured Claims may choose whether to be treated as a Holder of a Convenience Claim.

1.10         “Bankruptcy Code” shall mean Title 11 of the United States Code, §§ 101 et seq., as amended.

1.11         “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Northern District of California or such other court as may hereafter exercise jurisdiction over the Chapter 11 Case.

1.12         “Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, as amended.

1.13         “Bar Date” shall mean April 21, 2003 (or June 11, 2003 for governmental units pursuant to Bankruptcy Code § 101(27)), or such other date fixed by a Final Order of the Bankruptcy Court as the last date upon which proofs of claim may be filed timely.

1.14         “Business Day” shall mean any day other than a Saturday, Sunday or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.15         “Cash” shall mean cash and cash equivalents including, but not limited to, cash on deposit in the Trustee’s or the Liquidating Trust’s bank accounts, checks, wire transfers, money orders, certificates of deposit, money market or similar investments, and other similar, readily marketable securities or instruments, together with any interest earned or accrued thereon.

1.16         “Chapter 11 Case” shall mean the Chapter 11 case commenced by the Debtor on the Filing Date upon the filing with the Bankruptcy Court of a voluntary petition under Chapter 11 of the Bankruptcy Code and bearing case number 02-33504 TC.

1.17         “Claim” shall mean a claim against the Debtor within the meaning of Bankruptcy Code § 101(5).

1.18         “Claimant” shall mean the Holder of Claim.

1.19         “Claims Objection Deadline” shall mean the last day on which the Trustee or Liquidating Trustee may file and serve objections to Class 1 through Class 4 Claims.  The Claims Objection Deadline shall be the first Business Day that is not less than one year following the Effective Date and may be extended by the Court upon the request of the Liquidating Trustee.  The Claims Objection Deadline shall not apply to Class 5 Claims and Class 6 Interests.

1.20         “Claims Reserve Account” shall mean an interest bearing bank account or money market account to be established and held in trust by the Liquidating Trustee on or after the Effective Date for the purpose of holding the Plan Proceeds to be distributed under the Plan and any interest, dividends or other income earned upon the investment of such Claims Reserve Account.  The Claims Reserve Account will be funded by the Trustee on or immediately after the Effective Date with the Available Cash and, following the Effective Date, from time to time, by the Liquidating Trustee, with (i) any Liquidation Proceeds realized after the Effective Date; plus (ii) any Litigation Recovery realized after the Effective Date; minus (iii) any amounts necessary to pay Plan Expenses.

1.21         “Clarent Derivative Claims” shall mean the claims of the plaintiffs in the three stockholder derivative actions filed in the Delaware Chancery Court for New Castle County and consolidated into one case entitled Clarent Derivative Litigation bearing the case number 19141-NC, together with the claims of the plaintiffs in the stockholder derivative action titled Cohen v. Jerry Chang et al., filed in the San Mateo, California Superior Court bearing the case number C-418937.

1.22         “Class” shall mean a category or group of Creditors or Interest Holders that are substantially similar to the Claims or Interests of the other Creditors or Interest Holders in such Class, as designated by the Plan pursuant to Bankruptcy Code §§ 1122 and 1123.

1.23         “Confirmation” shall mean the entry by the Bankruptcy Court of the Confirmation Order.

1.24         “Confirmation Date” shall mean the date of Confirmation.

1.25         “Confirmation Hearing” shall mean the duly noticed hearing held pursuant to Bankruptcy Code § 1128 by the Bankruptcy Court to consider confirmation of the Plan.  The Confirmation Hearing may be adjourned by the Bankruptcy Court from time to time without further notice other than the announcement of the adjourned date at the Confirmation Hearing.

1.26         “Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code § 1129.

1.27         “Convenience Claim” means a Claim that otherwise would be a General Unsecured Claim that meets the following conditions:  (a) the Holder of such Claim(s) does not hold any Stockholder Litigation Claims; and (b) either (i) such Claim, when aggregated with all similar Claims of such Holder, are Allowed in the amount of $20,000 or less, and the Holder of such Claim(s) elects to have such Claim(s) classified and treated as a Convenience Claim rather than as a General Unsecured Claim on such Holder’s Ballot, or (ii) the total amount of such Claim and all similar Claims by their Holder is reduced to $20,000, in aggregate, by the election of the Holder thereof on such Holder’s Ballot and are Allowed in an aggregate amount of $20,000 or less.

1.28         “Creditor” shall mean any entity that holds a Claim.

1.29         “Creditors’ Committee”  shall mean the Official Committee of Creditors Holding Unsecured Claims appointed in the Chapter 11 Case, as such committee may be constituted from time to time.

1.30         “Debt” shall mean liability on a Claim.

1.31         “Debtor” shall mean Clarent Corporation and, depending on the context, Clarent Corporation as the debtor-in-possession in the Chapter 11 Case prior to the appointment of the Trustee.

1.32         “Disclosure Statement” shall mean the Disclosure Statement in respect of the Plan disseminated to the holders of Claims against the Debtor in order to provide to such persons adequate information in accordance with Bankruptcy Code § 1125, as such Disclosure Statement may be modified, amended or supplemented from time to time.

1.33         “Disputed Claim” shall mean (a) any Claim or portion of a Claim as to which an objection to the allowance thereof has been interposed as of the Claims Objection Deadline, which objection has not been withdrawn or overruled by Final Order, (b) any Claim for which a proof of Claim is filed after the Bar Date, (c) any Unliquidated Claim, (d) any Interest Holder Claim on account of a Disputed Interest, or (e) until the Claims Objection Deadline, (i) a Claim for which a corresponding Claim has not been listed in the Debtors’ Schedules or for which the corresponding Claim is listed in the Debtors’ Schedules with a differing amount (to the extent of such difference), with a differing classification, or as disputed, contingent, or unliquidated, (ii) a Claim which the Trustee or the Liquidating Trustee, as the case may be, in good faith believes is held by a Holder either (A) from which property is recoverable by the Estate under any of Bankruptcy Code §§ 542, 543, 550 or 553 or (B) that is a transferee of a transfer avoidable under Bankruptcy Code §§ 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) unless the Holder has paid the amount, or turned over any such property for which such Holder is liable under the terms of Bankruptcy Code §§ 522(i), 542, 543, 550, or 553.  To the extent an objection relates to the allowance of part of a Claim, such Claim shall be treated as a Disputed Claim as to the entire Claim, unless otherwise determined by the Bankruptcy Court.

1.34         “Disputed Claims Amount” shall mean the aggregate amount of Disputed Claims that are fixed and absolute, plus an amount determined by the Liquidating Trustee sufficient to pay interest under the Plan, if any, with respect to any Disputed Claims.  For purposes of calculating distributions of Cash under the Plan, the amount of each Disputed Claim shall be based upon either (a) the face amount of such Creditor’s Disputed Claim as set forth in the Creditor’s filed proof of Claim, (b) the amount at which the Bankruptcy Court may estimate such Disputed Claim or fix as an appropriate reserve, or (c) if the Disputed Claim is an Unliquidated Claim that has not been estimated, the amount which the Liquidating Trustee determines in its reasonable judgment is the appropriate amount to be reserved for such Disputed Claim unless otherwise determined by the Bankruptcy Court.

1.35         “Disputed Interest” shall mean (i) any Interest as to which an objection to the allowance thereof has been interposed as of the Effective Date or any later deadline fixed under the Plan or by the Bankruptcy Court, which objection has not been withdrawn or determined by Final Order, or (ii) an Interest for which a corresponding Interest has not been listed in the books and records of the transfer agent for the Debtor on the Effective Date or has been listed in a different number (to the extent of such difference) and for which a Final Order allowing such interest has not been entered.

1.36         “Distribution”  shall mean any transfer under this Plan of Cash or other property or instruments.

1.37         “Effective Date” shall have the meaning ascribed to it in section 12.3 of this Plan.

1.38         “Entity” means an entity as defined in Bankruptcy Code § 101(15).

1.39         “Equity Committee” shall mean the Official Committee of Equity Security Holders appointed in the Chapter 11 Case, as such committee may be constituted from time to time.

1.40         “Equity Security” shall mean (i) a share of stock (including, without limitation, common, preferred, and convertible preferred stock) in the Debtor whether or not transferable or denominated as “stock” or similar security; or (ii) a warrant, option, or right to purchase, sell, or subscribe to a share, security, or interest of a kind specified in subparagraph (i) of this subsection.

1.41         “Estate” shall mean the Debtor’s bankruptcy estate created pursuant to Bankruptcy Code § 541.

1.42         “Filing Date” shall mean December 13, 2002, the date upon which the Debtor filed its voluntary petition pursuant to Chapter 11 of the Bankruptcy Code.

1.43         “Final Decree” shall mean an order or final decree closing the Chapter 11 Case when administration of the case has been completed.

1.44         “Final Order” shall mean an order or judgment of the Bankruptcy Court or other court of competent jurisdiction (i) which has not been reversed, stayed, modified or amended, (ii) as to which the time to or the right to appeal or seek reconsideration, review, rehearing, or certiorari has expired or been waived (without regard to whether the time to seek relief from a judgment under Bankruptcy Rule 9024 has expired), and (iii) as to which no appeal or petition for reconsideration, review, rehearing, or certiorari is pending.

1.45         “Final Resolution Date” shall mean the date on which all Disputed Claims and Disputed Interests in each and every Class shall have been resolved by Final Order or otherwise finally determined and all Distributions to holders of Allowed Claims and Allowed Interests shall have been made.

1.46         “General Unsecured Claim”  shall mean any unsecured Claim against the Debtor, however arising, including from the rejection of an executory contract or an unexpired lease, which is not an Administrative Claim, Late Claim, Priority Employee Claim, Priority Tax Claim, Secured Claim, Convenience Claim or Subordinated Claim.

1.47         “Holder” shall mean the beneficial owner of any Claim, Interest or Administrative Expense, which, in the case of an investment company, shall be the investment company and not its stockholders, and which in the case of an insurance company, shall be the insurance company and not its insured.

1.48         “Insurance Carriers” shall mean those insurance companies who provide or provided the Debtor with directors’ and officers’ liability insurance.  These include:  National Union

Fire Insurance Company (Policy no. 873-53-88), TIG Insurance Co. of Michigan (Policy no. XD038845049), Royal Sunalliance Insurance Co. (Policy no. PSF 001202), Hartford Insurance Company (Policy no. NDA 0157117), Lloyd’s, London (Policy no. NB 01AEYG), and St. Paul Mercury Insurance Co. (Policy no. 594 CM0113).

1.49         “Insurance Proceeds” shall mean the proceeds received or to be received by Clarent from the Insurance Carriers on account of the Stockholder Litigation and the Clarent Derivative Claims.

1.50         “Interest” means any equity interest in the Debtor, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock, but excluding warrants, options and contract rights to purchase or acquire such interests at any time.

1.51         “Interest Holder” shall mean the Holder of any Interest in the Debtor as of the Effective Date as reflected in the books and records of the transfer agent for the Debtor, and such other persons or entities as are determined by Final Order to be Interest Holders, if any.

1.52         “Interest Holder Claim” shall mean a Claim against the Debtor on account of an Interest held by an Interest Holder which shall be valued for the purposes of this Plan at $0.80 per share of common stock, or such other amount determined by the Bankruptcy Court upon the motion of an Interest Holder or the Holder of a Subordinated Claim, for each share of common stock held on the Confirmation Date.

1.53         “IPO Litigation Claims” shall mean the claims of the plaintiffs in the action filed in the United States District Court for the Southern District of New York and consolidated into one case entitled In re Clarent Corp. Initial Public Offering Securities Litigation, bearing the case number 01-CV-6322 (SAS)(RCC).

1.54         “Late Claim” means a tardily filed claim under Bankruptcy Code section 501(a), other than a claim of the kind specified in Bankruptcy Code section 726(a)(2)(C).

1.55         “Lien” shall mean a charge against or interest in property to secure payment of a debt or performance of an obligation.

1.56         “Liquidating Trust” shall mean the liquidating trust to be established for the purposes of holding and distributing the Assets.

1.57         “Liquidating Trustee” means the Person or Entity that administers the Estate and the Liquidating Trust and liquidates the Assets in accordance with this Plan, with the rights and responsibilities set forth herein.

1.58         “Liquidation Proceeds” shall mean any Cash or other consideration paid to or realized by the Debtor, the Trustee or the Liquidating Trustee, as the case may be, upon the sale, transfer, assignment or other disposition of any tangible or intangible assets, rights, or property interests of the Debtor, the Liquidating Trust, or the Estate; however the Liquidating Trustee will be selected in accordance with the provisions of Article 6 hereof.

1.59         “Litigation Claims” shall mean the interest of the Debtor, the Trustee or the Liquidating Trust, as the case may be, in any and all claims, rights and causes of action which have been or may be commenced by the Debtor, the Trustee or the Liquidating Trustee, as the case may be, including, without limitation, (i) any and all manner of causes of action, claims, obligations, suits, debts, judgments, demands, rights of offset or recoupment, damages (actual, compensatory or punitive), counterclaims or affirmative defenses, whatsoever, whether in law or equity, including, but not limited to, claims arising under or pursuant to Sections 506, 510, 541 through 551, inclusive, and 553 of the Bankruptcy Code, and objections filed to proofs of claim.  Without limiting the generality of the foregoing, Litigation Claims include all claims identified in the Disclosure Statement, including Exhibit B thereof, and all claims arising therefrom or related thereto, all claims against Debtor’s current or former professionals, including, without limitation, all accountants, underwriters (including Credit Suisse First Boston Corporation, BankBoston Robertson Stephens Inc., Thomas Weisel Partners LLC and U.S. Bancorp Piper Jaffray Inc.), managers, crises managers, advisors and attorneys (including Cooley Godward LLP and Deborah Ludewig, in all capacities), all claims against Debtor’s current or former officers, directors (including Syaru Shinley Lin), in-house legal counsel or responsible persons, all claims against Debtor’s insurance underwriters and Insurance Carriers, and in each instance and as to each party and claim, under any and all theories of liability whatsoever (including, without limitation, negligence, fraud, conspiracy and breach of express or implied fiduciary duties).

1.60         “Litigation Recovery” shall mean any Cash or other property received by the Debtor, the Trustee or the Liquidating Trustee, as the case may be, from all or any portion of a Litigation Claim net of expenses, including, but not limited to, awards of damages, attorneys’ fees and expenses, interest and punitive damages, whether recovered by way of settlement, execution on judgment or otherwise.  The proceeds of accounts receivable collected through litigation shall be considered to be a Litigation Recovery.

1.61         “Local Rules” shall mean the Bankruptcy Local Rules for the Northern District of California.

1.62         “Net Plan Proceeds” shall mean all Plan Proceeds after the deduction of amounts to be paid for, deposited to, or withheld from the Claims Reserve Account on account of, or in anticipation of payment of Plan Expenses.

1.63         “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, governmental unit or other entity of whatever nature.

1.64         “Plan” shall mean this liquidating plan of reorganization and any exhibits and schedules hereto and any documents incorporated herein by reference, as the same may from time to time be amended or modified as and to the extent permitted herein by the Bankruptcy Court or by the Bankruptcy Code.

1.65         “Plan Expenses” shall mean the expenses incurred by the Liquidating Trustee and the Pre-Confirmation Committees following the Effective Date (including the fees and costs of attorneys and other professionals), for the purpose of (i) prosecuting or otherwise attempting to collect or realize upon the Litigation Claims, (ii) selling or collecting upon any of the Debtor’s remaining Assets or otherwise incurred in connection with generating the Liquidation Proceeds, (iii) resolving Disputed Claims and effectuating distributions to Creditors under the Plan, and (iv) otherwise implementing the Plan and closing the Chapter 11 Case.

1.66         “Plan Interest Rate” shall mean the rate of interest determined by the Bankruptcy Court upon Confirmation, if necessary for purposes of the application of § 1124 (impairment) or Bankruptcy Code § 1129(b) (present value), as the case may be, to the distributions to certain

Creditors under the Plan.  The Plan Interest Rate may be different for different Classes of Claims.  The Plan Interest Rate for the holders of Allowed Unsecured Claims shall be the federal judgment rate set forth in 28 U.S.C. § 1961, as of the Confirmation Date.

1.67         “Plan Proceeds” shall mean the aggregate amount of funds available to the Estate for payment of the Allowed Claims of Creditors and Plan Expenses.  Plan Proceeds shall include Available Cash, any Litigation Recovery, and any Liquidation Proceeds plus the Insurance Proceeds.

1.68         “Plan Supplement” means the material documents (including, without limitation, the Liquidating Trust) necessary to effectuate the transactions contemplated by the Plan, which documents shall be filed with the Bankruptcy Court in substantially final form no later than three court days prior to the Confirmation Hearing of the Plan.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected at the Office of the Clerk of the Bankruptcy Court during normal court hours.  Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the counsel to the Trustee.

1.69         “Pre-Confirmation Committees” shall mean, jointly, the Creditors’ Committee and the Equity Committee.

1.70         “Priority Employee Claim” shall mean that portion of a Claim that is entitled to priority under Bankruptcy Code § 507(a)(3) or (a)(4).

1.71         “Priority Tax Claim” shall mean that portion of a Tax Claim, if any, entitled to priority under Bankruptcy Code § 507(a)(8).

1.72         “Professional Fees” shall mean all amounts allowed and awarded by the Bankruptcy Court for compensation for services rendered and reimbursement of expenses incurred by Professionals prior to Confirmation pursuant to Bankruptcy Code §§ 328, 330(a) and 503(b), including amounts paid pursuant to the Order Pursuant to Sections 327 and 328 of the Bankruptcy Code Authorizing Employment of Professionals Utilized in the Ordinary Course of Business entered January 6, 2003.

1.73         “Professionals” shall mean those attorneys, accountants and other financial advisors employed by the Debtor, the Creditors’ Committee, the Equity Committee or the Trustee in this Chapter 11 Case.

1.74         “Pro Rata” or “Pro Rata Share” shall mean, with respect to distributions on account of Allowed Claims, in the same ratio of an Allowed Claim in a particular Class to the aggregate of all Allowed Claims in that Class.

1.75         “Record Date” shall mean (a) for the purposes of transmission, notice and voting on the Plan under Bankruptcy Rules 3017 and 3018, with respect to Creditors, September 26, 2003, and with respect to Interest Holders, September 26, 2003, and (b) for the purposes under Bankruptcy Rules 3001(e), 3001(f) and 3021 of any distribution under the Plan to the holders of Claims and for the determination of which Claims may be disallowed, the Effective Date.

1.76         “Rejection Claim” shall mean any Allowed Claim under Bankruptcy Code § 502(g) that arises under Bankruptcy Code § 365(g)(1) in favor of the non-debtor party to any executory contract or unexpired lease that is rejected by the Debtor or the Trustee pursuant to Bankruptcy Code §§ 365(a) or 1123(b)(2).

1.77         “Rejection Claim Bar Date” shall mean the last date established by the Bankruptcy Court by which entities asserting a Rejection Claim against the Estate must have filed a proof of claim with respect to such Rejection Claim or be forever barred from asserting such Claim and/or sharing in any distribution hereunder in respect of such Claim.  For contracts or leases rejected at least thirty (30) days prior to the Bar Date, the Rejection Claim Bar Date shall be the Bar Date.

1.78         “Responsible Individual” shall mean James B. Weil in his capacity as Responsible Individual in the Chapter 11 Case.

1.79         “Schedules” shall mean the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor pursuant to Bankruptcy Code § 521 and Bankruptcy Rule 1007, as amended from time to time.

1.80         “Schwartz Claims” shall mean the claims of the plaintiffs in the action titled Schwartz et al., v. Clarent Corporation et al., filed in the District Court, City and County of Denver, Colorado bearing the case number 02CV3560.

1.81         “Secured Claim” shall mean that portion of a Claim secured by a valid, perfected and enforceable Lien that is not subject to avoidance under bankruptcy or non-bankruptcy law, equal to the value, as determined by the Bankruptcy Court pursuant to Bankruptcy Code §§ 506(a) or

1129(b) and Bankruptcy Rule 3012, of (i) the interest of the Holder of such Claim in the property of the Estate securing such Claim, or (ii) the amount subject to setoff under Bankruptcy Code § 553.

1.82         “Securities Class Action Claims” shall mean the claims of the plaintiffs in the consolidated eleven securities class actions titled In re Clarent Corporation Securities Litigation filed in the United States District Court for the Northern District of California bearing the master file number C-01-3361 CRB.

1.83         “Stockholder Litigation” shall mean collectively, the lawsuits underlying the Securities Class Action Claims, the Ahlstrom Claims, the Schwartz Claims, and the IPO Litigation Claims, but not the Clarent Derivative Claims.

1.84         “Stockholder Litigation Claims” shall mean all claims related to or arising from any Interest or Equity Security of the Debtor, including without limitation the Securities Class Action Claims, the Ahlstrom Claims, the Schwartz Claims, and the IPO Litigation Claims, but excluding Interest Holder Claims.

1.85         “Subordinated Claims”  shall mean (a) Stockholder Litigation Claims, (b) Subordinated Indemnity Claims, and (c) any Claim that is thereafter subordinated to the level of Interests in a Final Order pursuant to Bankruptcy Code § 510, any other provision or applicable law.

1.86         “Subordinated Indemnity Claims” means the claims of any of the Debtor’s former officers or directors for indemnification or reimbursement in respect of legal fees, costs, expert advice, witness expenses, or any other claims incurred by such officers and directors in connection with the Stockholder Litigation or the litigation underlying the Clarent Derivative Claims.

1.87         “Tax Claim” shall mean all or that portion of an Allowed Claim held by a governmental unit for a tax assessed or assessable against the Debtor, including income and employment taxes and any related penalties or interest.

1.88         “Trustee” shall mean Susan L. Uecker, the duly appointed, qualified and acting Chapter 11 Trustee, appointed pursuant to Order entered December 1, 2003.

1.89         “Unliquidated Claim” shall mean any Claim for which a proof of Claim has been filed with the Bankruptcy Court but was not filed in a sum certain, and which Claim has not been estimated, fixed or liquidated by the Bankruptcy Court at a sum certain as of the Effective Date.

ARTICLE 2

RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW

2.1           Rules of Interpretation.

For purposes of this Plan:  (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such agreement or document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in this Plan to sections, articles and exhibits are references to sections, articles and exhibits of or to this Plan; (e) unless otherwise indicated, the words “herein” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of, or to affect, the interpretation of this Plan; (g) “after notice and a hearing,” or a similar phrase has the meaning ascribed to it in Bankruptcy Code § 102; (h) “includes” and “including” are not limiting; (i) “may not” is prohibitive, and not permissive; (j) “or” is not exclusive; and (k) U.S. Trustee includes a designee of the U.S. Trustee.  The rules of construction used in Bankruptcy Code § 102 shall apply to construction of this Plan.

2.2           Computation of Time.

In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

2.3           Governing Law.

Except to the extent that the Bankruptcy Code, Bankruptcy Rules or Local Rules are applicable, and subject to the provisions of any contract, note, security agreement, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan will be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to the principles of conflict of laws.

ARTICLE 3

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1           Introduction.  The following is a designation of Classes of Claims and Interests under the Plan.  Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes in accordance with Bankruptcy Code § 1123(a)(1).  A Claim is classified in a particular Class only to the extent that (a) the Claim qualifies within the description of that Class, and is classified in a different Class to the extent that the remainder of the Claim qualifies within the description of that different Class, and (b) the Claim, or any portion or allowed amount of such Claim, is an Allowed Claim in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.  In the event of a controversy as to whether (x) any Class of Claims is impaired, or (y) any Class of Claims is properly designated, the Bankruptcy Court shall, after notice and a hearing, determine such controversy pursuant to applicable provisions of the Bankruptcy Code and Rule 3013 of the Bankruptcy Rules.

3.2           Classes of Claims and Interests.  All classified Claims and Interests are divided into the following Classes:

3.2.1        Class 1 Claims.  Class 1 shall consist of all Priority Employee Claims.

3.2.2        Class 2 Claims.  Class 2 shall consist of all Allowed Secured Claims, if any.  A Class 2 Claim shall be allowed only to the extent of the value of that property encumbered by a Lien securing such Claim as of the commencement of the Chapter 11 Case, and shall be subject to any right to surcharge pursuant to Bankruptcy Code § 506(c).  The property subject to such Lien shall be limited to that property existing as of the Filing Date.  To the extent secured by a separate Lien encumbering any property of the Estate, each Holder of an Allowed Secured Claim in Class 2 shall be considered to be in its own separate subclass within Class 2, and each such subclass will be deemed to be a separate Class for purposes of this Plan.

3.2.3        Class 3 Claims.  Class 3 shall consist of all Allowed General Unsecured Claims.

3.2.4        Class 4 Claims.  Class 4 shall consist of all Allowed Convenience Claims.

3.2.4.1     Class 4A Claims.  Class 4A claims shall consist of Late Claims.

3.2.5        Class 5 Claims.  Class 5 shall consist of all Allowed Subordinated Claims.  Class 5 shall include the following sub-classes:

3.2.5.1.    Class 5A Claims.  Class 5A Claims shall consist of the Allowed Stockholder Litigation Claims.

3.2.5.2.    Class 5B Claims.  Class 5B Claims shall consist of the Allowed Subordinated Indemnity Claims.

3.2.5.3.    Class 5C Claims.  Class 5C Claims shall consist of all Allowed Subordinated Claims that are not Stockholder Litigation Claims or Subordinated Indemnity Claims.

3.2.6        Class 6 Interests.  Class 6 shall consist of all Allowed Interests.

ARTICLE 4

TREATMENT OF UNCLASSIFIED CLAIMS

4.1           Administrative Claims.   Unless a Holder agrees to different treatment of such Claim, each Holder of an Administrative Claim shall receive Cash equal to the Allowed amount of such Claim payable in the Trustee’s election: (a) on or as soon as practicable after (i) the Effective Date, or (ii) if a Disputed Claim, the date upon which the Bankruptcy Court enters a Final Order determining or approving such Claim; (b) in accordance with the terms and conditions of agreements that either have been or may be approved by the Bankruptcy Court; or (c) with respect to Administrative Claims representing obligations incurred in the ordinary course of the Debtor’s or Trustee’s business, upon such regular and customary payment or performance terms as may exist in the ordinary course of the Debtor’s or Trustee’s business or as otherwise provided in the Plan.

4.2           Administrative Claims Bar Date.  All requests for payment of administrative expenses under Bankruptcy Code § 503(a) and final applications for Professional Fees for services rendered or expenses incurred before the Confirmation Date must be filed and served on or before the applicable Administrative Claims Bar Date.  Any Holder of such a Claim that is required to file and serve a request for payment or other motion or application and that fails to comply in a timely manner with the applicable Administrative Claims Bar Date shall be forever barred from asserting such Claim against the Estate or any property of the Estate and from sharing in any distribution under the Plan.

For Claimants other than Professionals, all objections, if any, to the allowance and approval of such Administrative Claims must be filed and served not later than thirty (30) days after the applicable Administrative Claims Bar Date.  For Professionals, all objections to the allowance and approval of such administrative fees and expenses must be filed and served in accordance with the Bankruptcy Rules and the Local Rules.

4.3           Priority Tax Claims.  Unless the Holder of a Priority Tax Claim has agreed to different treatment for such Claim, each Holder of a Priority Tax Claim shall receive a Cash payment equal to the Allowed amount of such Claim together with interest thereon from and after the Effective Date to the date of payment at six percent (6%) per annum, payable:  (a) on or as soon as practicable after (i) the Effective Date, or (ii) if a Disputed Claim, the date upon which the Bankruptcy Court enters a Final Order determining or approving such Claim; or (b) in accordance with the terms and conditions of agreements that either have been or may be approved by the Bankruptcy Court.

ARTICLE 5

TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

5.1           Class 1 (Priority Employee Claims).  Class 1 Claims are impaired.  Unless such Holder shall have agreed to different treatment of such Claim, each Holder of a Priority Employee Claim shall receive a Cash payment equal to the Allowed amount of such Claim, payable:  (a) on or as soon as practicable after (i) the Effective Date, or (ii) if a Disputed Claim, the date upon which the Bankruptcy Court enters a Final Order determining or approving such Claim; or (b) in accordance with the terms and conditions of agreements that either have been or may be approved by the Bankruptcy Court.

5.2           Class 2 (Allowed Secured Claims).  Class 2 Claims are impaired.  Unless the Holder of such Claim and the Trustee agree to a different treatment, each Holder of an Allowed Class 2 Claim shall receive one of the following alternative treatments, at the election of the Trustee: (a) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan; (b) the Trustee shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against the Trustee; or (c) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to Bankruptcy Code § 1124.  Any default with respect to any Class 2 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.  The Trustee, after consultation and with the consent of the Pre-Confirmation Committees, shall file and serve on each Holder of an Allowed Class 2 Claim the proposed treatment of such Claim on or before one (1) week prior to the Confirmation Hearing.

5.3           Class 3 (Allowed General Unsecured Claims).  Class 3 Claims are impaired.  Each Holder of an Allowed Claim in Class 3 shall receive an initial Distribution on a date set by the Liquidating Trustee in its discretion, provided that such date is not later than the first Business Day that is thirty (30) days after the Claims Objection Deadline.  Such Distribution shall be in an amount equal to such Holder’s Pro Rata Share of the Net Plan Proceeds remaining after payment of (or reservation for) Allowed and Disputed Claims in Classes 1, 2 and 4, Administrative Claims, and Priority Tax Claims, and shall receive further Distributions thereafter, if and to the extent that there are adequate Plan Proceeds therefor, at the discretion of the Liquidating Trustee.  If the Net Plan Proceeds are sufficient to enable payment in full with interest of the Allowed amount of each Allowed General Unsecured Claim, interest will be paid at the Plan Interest Rate, from the Filing Date through the later to occur of the Effective Date or the date the Distribution is made to the Holder of the Allowed Claim.

5.4           Class 4 (Allowed Convenience Claims).  Class 4 Claims are impaired.  Each Holder of an Allowed Class 4 Convenience Claim shall receive Cash in an amount equal to 100% of such Allowed Class 4 Convenience Claim on the Effective Date or as soon thereafter as is practicable.

In addition, any Holder of what otherwise would be Allowed General Unsecured Claims in an aggregate amount greater than $20,000 that elects, by checking the appropriate box on a timely cast Ballot, to reduce the collective amount of all such Holder’s Allowed General Unsecured Claims to $20,000 and be treated as the Holder of an Allowed Class 4 Convenience Claim in the amount of $20,000 shall thereby waive the right to collect, and a release of, the amount of the subject Claims in excess of $20,000.  Thus, upon such election, the Holder of such Allowed Class 4 Convenience Claim shall be deemed to have released the Debtor and its Estate, the Trustee, the Liquidating Trust,

and all other parties (unless such other parties expressly waive and release any indemnity or contribution claim against the Debtor relating to such Claim) from any and all liability for such excess amount.  The Holder of one or more Allowed General Unsecured Claims that timely elects to reduce the amount of all of its Allowed Claims shall be bound thereby and be deemed to be the Holder of an Allowed Class 4 Convenience Claim for classification, voting, and all other purposes under the Plan.

5.4.1.       Class 4A Claims.  (Late Claims) Class 4A Claims are impaired.   Each Holder of a Class 4A Claim shall receive its Pro Rata share of any Available Cash, after payment of or reservation for all Allowed and Disputed Claims in Classes 1, 2, 3, and 4, Administrative Claims, and Priority Tax Claims, and shall receive further Distributions thereafter to the extent adequate Plan Proceeds are available.  If the Net Plan Proceeds are sufficient to enable payment in full with interest of the amount of each Late Claim, interest will be paid at the Plan Interest Rate, from the date payment was due through the later to occur of the Effective Date or the date the Distribution is made to the Holder of the Claim.

5.5           Class 5 (Allowed Subordinated Claims).

5.5.1        Class 5A (Allowed Stockholder Litigation Claims).  Class 5A Claims are impaired.  Holders of Class 5A Claims shall receive the following treatment.  Following the Effective Date, on or as soon as practicable after the first Business Day that is thirty (30) days after the earlier of the (i) resolution of the Stockholder Litigation or (ii) estimation of the Stockholder Litigation Claims, if and to the extent that there are adequate Plan Proceeds therefor, as determined in the discretion of the Liquidating Trustee, each Holder of an Allowed Class 5A Claim shall receive its Pro Rata share of any Available Cash, after payment of or reservation for all Allowed and Disputed Claims in Classes 1, 2, 3, 4 and 4A, Administrative Claims, and Priority Tax Claims, and after payment of or reservation for the pro rata share of such Available Cash for Holders of Allowed and Disputed Class 5B and Class 5C Claims and Class 6 Interests, and shall receive further Distributions thereafter to the extent adequate Plan Proceeds are available.  The Distribution to Holders of Allowed Class 5A Claims shall be Pro Rata with the Distribution to Holders of Allowed Class 5B and Class 5C Claims and Allowed Class 6 Interests.

5.5.2        Class 5B (Allowed Subordinated Indemnity Claims).  Class 5B Claims are impaired.  Holders of Class 5B Claims shall receive the following treatment.  Following the Effective Date, on or as soon as practicable after the first Business Day that is thirty (30) days after the earlier of the (i) resolution of the Stockholder Litigation or (ii) estimation of the Stockholder Litigation Claims, if and to the extent that there are adequate Plan Proceeds therefor, as determined in the discretion of the Liquidating Trustee, each Holder of an Allowed Class 5B Claim shall receive its Pro Rata share of any Available Cash, after payment of or reservation for all Allowed and Disputed Claims in Classes 1, 2, 3, 4 and 4A, Administrative Claims, and Priority Tax Claims, and after payment of or reservation for the pro rata share of such Available Cash for Holders of Allowed and Disputed Class 5A and 5C Claims and Class 6 Interests, and shall receive further Distributions thereafter to the extent adequate Plan Proceeds are available.  The Distribution to Holders of Allowed Class 5B Claims shall be Pro Rata with the Distribution to Holders of Allowed Class 5A and Class 5C Claims and Allowed Class 6 Interests.

5.5.3        Class 5C (Allowed Other Subordinated Claims).  Class 5C Claims are impaired.  Holders of Class 5C Claims shall receive the following treatment.  Following the Effective Date, on or as soon as practicable after the first Business Day that is thirty (30) days after the earlier of the (i) resolution of the Stockholder Litigation or (ii) estimation of the Stockholder Litigation Claims, if and to the extent that there are adequate Plan Proceeds therefor, as determined in the discretion of the Liquidating Trustee, each Holder of an Allowed Class 5C Claim shall receive its Pro Rata share of any Available Cash, after payment of or reservation for all Allowed and Disputed Claims in Classes 1, 2, 3, 4 and 4A, Administrative Claims, and Priority Tax Claims, and after payment of or reservation for the pro rata share of such Available Cash for Holders of Allowed and Disputed Class 5A and Class 5B Claims and Class 6 Interests, and shall receive further Distributions thereafter to the extent adequate Plan Proceeds are available.  The Distribution to Holders of Allowed Class 5C Claims shall be Pro Rata with the Distribution to Holders of Allowed Class 5A and 5B Claims and Allowed Class 6 Interests.

5.6           Class 6 (Interests).  Class 6 Interests are impaired.  On the Effective Date, each Holder of an Allowed Class 6 Interest shall receive an Interest Holder Claim in exchange for each share of Clarent Common Stock held.  On or as soon as practicable after the first Business Day that is thirty (30) days after the Claims Objection Deadline, if and to the extent that there are adequate Plan Proceeds therefor, as determined in the discretion of the Liquidating Trustee, each Holder of an Allowed Interest Holder Claim shall receive its Pro Rata share of any Available Cash, after payment of or reservation for all Allowed and Disputed Claims in Classes 1, 2, 3, 4 and 4A, Administrative Claims, and Priority Tax Claims, and after payment of or reservation for the pro rata share of such Available Cash for Holders of Allowed and Disputed Class 5 Claims, and shall receive further Distributions thereafter to the extent adequate Plan Proceeds are available.  The Distribution to Holders of Allowed Class 6 Interests will be Pro Rata with the Distribution to holders of Allowed Class 5 Claims.  Any Entity that holds an option or warrant to purchase the common stock of Clarent Corporation from the Debtor, may exercise such option or warrant prior to the commencement of the Confirmation Hearing in accordance with the procedures set forth in section 10.4 below.  Any common stock purchased in accordance with such section shall be treated as an Allowed Class 6 Interest as though the purchase had occurred immediately before the Filing Date.  Any Entity that holds an option or warrant to purchase the common stock of Clarent Corporation and that does not exercise such rights in accordance with Section 10.4 of the Plan will receive no consideration and retain no property under the Plan.  The Debtor’s Equity Securities shall be canceled on the Effective Date.

ARTICLE 6

POST-CONFIRMATION GOVERNANCE/LIQUIDATING TRUSTEE

6.1           The provisions of this Article 6 address the post-confirmation governance and control of the Liquidating Trust.  At the Confirmation Hearing, the Bankruptcy Court will determine whether the governance proposal described below is appropriate and consistent with section 1123(a)(7) of the Bankruptcy Code.  If the Bankruptcy Court does not find that the proposed governance provision satisfies Bankruptcy Code section 1123(a)(7), the Court may approve a governance provision other than as set forth below, provided that the Bankruptcy Court determines that such alternate provision is appropriate and consistent with Bankruptcy Code section 1123(a)(7).

6.2           Retention and Replacement of the Liquidating Trustee.  Uecker & Associates, Inc. has been proposed as the Liquidating Trustee.  Uecker & Associates, Inc. will be the Liquidating Trustee unless the Creditors’ Committee and Equity Committee agree on another candidate for Liquidating Trustee, in which case the alternate candidate will be the Liquidating Trustee.  The Liquidating Trustee shall be retained by the Liquidating Trust by a retention agreement filed with the Bankruptcy Court in the Plan Supplement.  The Liquidating Trustee shall be the sole authorized representative and signatory of the Liquidating Trust.  No other officer, director, or employee of the Debtor shall have any authority, duty, obligation, or responsibility with respect to the Liquidating Trust.

Any party in interest may at any time petition the Bankruptcy Court to replace the Liquidating Trustee for cause upon not less than fifteen (15) days’ written notice of hearing to the Liquidating Trustee, counsel for the Liquidating Trustee and parties requesting special notice.

6.3           Rights and Duties of the Liquidating Trustee.

The Liquidating Trustee shall operate at all times for the benefit of and in the undivided best interest of the Liquidating Trust.  Without limitation, the Liquidating Trustee shall (i) liquidate, diligently and for the highest value reasonably possible, or abandon the Assets of the Liquidating Trust (to the extent such Assets have not already been liquidated prior to the Effective Date); (ii) review, reconcile, and (if appropriate) object to, settle, or otherwise resolve issues relating to Claims prior to such Claims becoming Allowed Claims to the extent such acts would be reasonably beneficial to the Liquidating Trust after taking into account the costs associated with such acts; (iii) prosecute Litigation Claims to the extent such prosecution would be reasonably beneficial to the Liquidating Trust after taking into account the costs associated with such prosecution; and (iv) investigate claims and their assignment, and to pursue any circumstances that involve fraud or misrepresentation regarding the assignment of any claim against the Estate.  In addition, the Liquidating Trustee will be responsible for and shall, without limitation, oversee the liquidation of the Liquidating Trust, invest all cash held by the Liquidating Trust prior to distribution, satisfy all of the Liquidating Trust governmental reporting requirements, and cause the dissolution of the Liquidating Trust.

6.3.1        Liquidation Reports.  At least quarterly until the Chapter 11 Case is closed, or more frequently if the Liquidating Trustee deems appropriate in its discretion, the Liquidating Trustee shall distribute by electronic mail a report regarding the status of the liquidation of the Assets, objections to Claims, prosecution of Litigation Claims, investigation of other claims, retentions of professionals, and other matters concerning the Liquidating Trust (in each instance, limited by any claim of privilege that the Liquidating Trustee may assert).  Such reports shall be distributed to those parties requesting special notice in the Debtor’s case and to any party in interest that makes a written request therefor to the Liquidating Trustee.

6.3.2        Compromise of Claims and Litigation Claims.  The Liquidating Trustee shall have the authority to compromise claim objections and other actions commenced by the Debtor or by the Liquidating Trustee on behalf of the Liquidating Trust; provided, that the Liquidating Trustee shall obtain Bankruptcy Court approval, in accordance with Bankruptcy Rule 9019, of any proposed compromise, settlement, withdrawal or abandonment of (i) any objection to a Claim at an Allowed amount greater than $100,000, and (ii) any Litigation Claim with a claimed amount of greater than $100,000.

6.3.3        Retention of Professionals.  The Liquidating Trustee may, to the extent efficient and practical, retain professionals and other Person with historical knowledge of and/or experience with the Litigation Claims or the Debtor’s operations to assist the Liquidating Trustee in the liquidation of the Assets, the prosecution of Litigation Claims, the objections to Claims, and the performance of the Liquidating Trustee’s other duties under the Plan.  The Liquidating Trustee shall have the right to rely upon the information and advice provided by such professionals and other Persons.  To the extent necessary, the Liquidating Trustee may retain and compensate additional professionals (including, but not limited to the Professionals retained by the Debtor, the Trustee and the Pre-Confirmation Committees prior to the Effective Date) and other Persons to assist the Liquidating Trustee in carrying out its duties under the Plan.  The Liquidating Trustee may retain professionals or other Persons on an hourly, fixed, or contingency fee basis.  The Liquidating Trustee shall seek Bankruptcy Court approval of the retention of such professionals provided, however, that no further order of the Bankruptcy Court shall be required to retain a Professional employed in the Chapter 11 Case.

The Liquidating Trustee shall have the right, but not the obligation, to employ such other procedures, not inconsistent with the Plan, necessary for the Liquidating Trustee to perform its duties under the Plan.

6.4           Compensation of Liquidating Trustee and its Professionals.  The Liquidating Trustee may employ or contract with other entities to perform the obligations created under the Plan.  The Liquidating Trustee shall receive reasonable compensation for services rendered and reimbursement for expenses incurred in connection with this Plan or any functions or responsibilities adopted under the Plan which amounts may be deducted from the Claims Reserve Account as Plan Expenses in accordance with the procedures set forth in section 7.3 of this Plan.

The reasonable and necessary fees and actual and necessary expenses of professionals or Persons retained by the Liquidating Trustee shall be subject to the review and approval by the Liquidating Trustee, and shall be paid as Plan Expenses from the Claims Reserve Account (or from the relevant Litigation Recovery if the professional is retained on a contingency basis) in accordance with the procedures set forth in section 7.3 of this Plan.

6.5           Dissolution of the Pre-Confirmation Committees.  Following the Effective Date, the responsibilities of the Pre-Confirmation Committees and their Professionals shall be limited to the preparation and review of fee applications.  Effective sixty (60) days after the Effective Date, the Pre-Confirmation Committees shall be dissolved without any further action and their members shall be deemed released of all their duties, responsibilities and obligations.  The retention or employment of the Pre-Confirmation Committees’ Professionals shall terminate with the dissolution of the Creditors’ Committee and the Equity Committee.

6.6           Liability.  Except to the extent otherwise provided for in any contract for retention, neither the Liquidating Trustee, nor any of its professionals, any duly designated agent or representative of the Liquidating Trustee, or their respective employees, shall be liable for any act or omission taken or omitted to be taken in the capacity as the Liquidating Trustee, other than acts or omissions resulting from breach of fiduciary duty, gross negligence, willful misconduct or fraud.

Neither the Liquidating Trustee, nor any of its professionals, duly designated agents or representatives, or employees, shall be liable for the act or omission of any other member, professional, agent, representative or employee of the Liquidating Trustee.

The Liquidating Trustee may, in connection with the performance of its functions and in its sole and absolute discretion, consult with counsel, accountants or other professionals and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals.  Notwithstanding such authority, the Liquidating Trustee shall be under no obligation to consult with counsel, accountants or other professionals, and its determination not to do so shall not result in the imposition of liability on the Liquidating Trustee unless such determination is based on gross negligence, willful misconduct, fraud, or breach of fiduciary duty.

ARTICLE 7

MEANS FOR IMPLEMENTATION OF THE PLAN

The Plan shall become effective on the Effective Date.  In addition to the provisions set forth elsewhere in this Plan regarding means of execution, the following shall constitute the principal means for the implementation of the Plan.

7.1           Funding of Claims Reserve Account.  As set forth in section 13.2 below, upon the Effective Date, title to all property of the Estate in this Chapter 11 Case shall vest in the Liquidating Trust.  On or immediately following the Effective Date, the Claims Reserve Account shall be opened by the Liquidating Trustee and funded by the Liquidating Trust with the Available Cash, which funds shall constitute Plan Proceeds.  Thereafter, from time to time, upon receipt of any Liquidation Proceeds or any Litigation Recovery, such funds will be deposited into the Claims Reserve Account and shall become part of the Plan Proceeds.

7.2           Collection of Plan Proceeds.  From and after the Effective Date, the Liquidating Trustee shall retain and pursue the Litigation Claims on such terms and conditions as are consistent with the interests of Creditors and Interest Holders, sell or liquidate the Debtor’s remaining tangible and intangible assets, and collect the Debtor’s accounts receivable.  All Cash, Liquidation Proceeds, and Litigation Recoveries realized or obtained by the Liquidating Trustee shall be deposited into the

Claims Reserve Account and such funds shall be held in trust by the Liquidating Trustee as Plan Proceeds.  Except as otherwise provided in this Plan and the Confirmation Order, such Plan Proceeds shall be free and clear of all Claims and Liens and shall only be expended in accordance with the provisions of this Plan.  To the extent required to make Distributions to the holders of Allowed Claims, fund the Claims Reserve Account, pay Plan Expenses, and otherwise implement this Plan, all Plan Proceeds shall be held in trust by the Liquidating Trustee.

7.3           Payment of Plan Expenses.  All Plan Expenses may be paid by the Liquidating Trustee from the Claims Reserve Account upon ten (10) days’ prior written notice and opportunity to object to counsel for the Liquidating Trustee and any party in interest specifically requesting notice thereof, but without further notice to Creditors or Holders of Interests, or approval of the Bankruptcy Court.  An objection, to be valid, shall be in writing and shall set forth in detail the specific fees objected to and the basis for the objection.  Any objection that remains unresolved fifteen (15) days after the objection is made shall be submitted to the Bankruptcy Court for resolution.

7.4           Postconfirmation United States Trustee Quarterly Fees.  A quarterly fee for the Estate will be paid by the Liquidating Trustee to the United States Trustee for each quarter (including any fraction thereof) until this case is converted, dismissed, or closed pursuant to a Final Decree, as required by 28 U.S.C. § 1930(a)(6).

7.5           Chapter 11 Postconfirmation Reports and Final Decree.

7.5.1        Postconfirmation Reports.  Not later than 120 days after entry of the Confirmation Order, the Liquidating Trustee shall file a quarterly postconfirmation status report, the purpose of which is to explain the progress made toward substantial consummation of the confirmed Plan.  The report shall include a statement of receipts and disbursements, with the ending cash balance, for the applicable period.  The report shall also include information sufficiently comprehensive to determine:  (1) whether the Confirmation Order has become final; (2) whether deposits, if any, required by the Plan have been distributed; (3) whether any property proposed by the Plan to be transferred has been transferred; (4) whether the Liquidating Trustee has assumed the management of the property dealt with by the Plan; (5) whether payments under the Plan have commenced; (6) whether accrued fees due to the United States Trustee under 28 U.S.C. § 1930(a)(6) have been paid; and (7) whether all motions, contested matters and adversary proceedings have been finally resolved.  Further reports shall be filed at the end of every calendar quarter thereafter until entry of a Final Decree, unless otherwise ordered by the Court.

7.5.2        Service of Reports.  A copy of each report shall be served, no later than the day upon which it is filed with the Court, upon the United States Trustee and such other persons or entities as may request such reports in writing by special notice filed with the Court.

7.5.3        Final Decree.  After the estate is fully administered, the Liquidating Trustee shall file an application for a Final Decree, and shall serve the application on the United States Trustee together with a proposed Final Decree.

ARTICLE 8

PROVISIONS GOVERNING DISTRIBUTIONS

8.1           Distribution of Plan Proceeds.  The Plan Proceeds shall be used to make the payments required under the Plan, provided that the Liquidating Trustee shall only distribute Net Plan Proceeds to the holders of Allowed Claims and Interests in such amounts and at such times as are set forth in this Plan.  No payments or Distributions shall be made by the Liquidating Trustee on account of Disputed Claims and Interests unless and to the extent such Claims or Interests become Allowed Claims or Interests.  The Net Plan Proceeds allocated to Disputed Claims and Interests will not be distributed but will be held in the Claims Reserve Account by the Liquidating Trustee in accordance with this Plan pending resolution of such Disputed Claims and Interests.

8.2           Full and Final Satisfaction.  Commencing upon the Effective Date, the Liquidating Trustee shall be authorized and directed to distribute the amounts required under the Plan to the holders of Allowed Claims and Interests according to the provisions of the Plan.  Upon the Effective Date, all Debts of the Debtor shall be deemed fixed and adjusted pursuant to this Plan and the Liquidating Trustee shall have no further obligation on account of any Claims or Interests except as set forth in this Plan.  All payments and all Distributions made under the Plan shall be the only recourse Holders of Claims and Interests have against the Liquidating Trust; provided, however, that nothing contained in this section 8.2 of the Plan, or in any other provision of this Plan, shall be deemed to constitute or result in a discharge of the Debtor under Bankruptcy Code § 1141(d).

8.3           Distribution Procedures.  Except as otherwise agreed by the Holder of a particular Claim or Interest, or as provided in this Plan, all amounts to be paid by the Liquidating Trustee under the Plan shall be distributed in such amounts and at such times as is reasonably prudent.  On the Effective Date, or as soon as practicable thereafter, the Liquidating Trustee shall (a) marshal all then-available Plan Proceeds, (b) establish and fund the Claims Reserve Account pursuant to section 7.1 of this Plan, and (c) make interim and final distributions of Net Plan Proceeds from the Claims Reserve Account in the amounts and according to the priorities set forth in Articles 4 and 5 of this Plan.  Notwithstanding any provision to the contrary in this Plan, Distributions may be made in full or on a Pro Rata basis depending on (i) the amount of the Allowed Claim, (ii) the then-available Plan Proceeds in the Claims Reserve Account, and (iii) the then-anticipated Plan Proceeds.  The Liquidating Trustee shall make the Cash payments to the holders of Allowed Claims and Interests: (a) in U.S. dollars by check, draft or warrant, drawn on a domestic bank selected by the Liquidating Trustee in its sole discretion, or by wire transfer from a domestic bank, at the Liquidating Trustee’s option, and (b) by first-class mail or by other equivalent or superior means as determined by the Liquidating Trustee.

8.4           Claims Reserve Account.  The Claims Reserve Account shall contain three sub-accounts, with respect to the following: (1) Plan Expenses, Administrative Claims, Secured Claims, Priority Claims, and Convenience Claims, (2) General Unsecured Claims and (3) Subordinated/Interest Holder Claims.  Sub-account 1 of the Claims Reserve Account shall contain an amount of Cash deemed sufficient by the Liquidating Trustee for the payment of (or reservation for) all accrued and anticipated Plan Expenses, and all Allowed and Disputed Administrative Claims, Secured Claims, Priority Claims, and Convenience Claims.  To the extent that there are adequate Plan Proceeds after Sub-account 1 is fully funded by the Liquidating Trustee, Sub-account 2 shall contain an amount of Cash deemed sufficient by the Liquidating Trustee for the payment of (or reservation for) all Allowed and Disputed General Unsecured Claims.  Any remainder in the Claims Reserve Account after Sub-accounts 1 and 2 are fully funded by the Liquidating Trustee shall be deposited in Sub-account 3 for Distribution to Holders of Allowed Subordinated Claims and Allowed Interests in Classes 5 and 6, respectively, hereunder.  The Liquidating Trustee shall be authorized to transfer funds among sub-accounts as necessary to replenish any sub-accounts as and when distributions are made to Creditors.  Upon the satisfaction in full of all Claims within the applicable sub-account, any remaining funds in such sub-account, plus any accrued earnings, shall be transferred to Sub-account 2 until fully funded, and then to Sub-account 3.  Unless otherwise provided in the Confirmation Order, the Claims Reserve Account shall be invested by the Liquidating Trustee in a manner consistent with the provisions of Bankruptcy Code § 345(a) or subsequent order of the Bankruptcy Court in the Chapter 11 Case.

8.5           De Minimis Payments.

8.5.1        Notwithstanding any other provision of this Plan, Distributions of less than $10.00 may, but need not, be made by the Liquidating Trustee on account of any Allowed Claim or Interest; provided that Distributions that would otherwise be made but for this provision shall carry over until the next date of a Distribution until the cumulative amount to which the Holder of such Allowed Claim or Interest is entitled is more than $10.00, at which time the cumulative amount of such Distributions shall be paid to such Holder.  Distributions that will not be made as of the Final Resolution Date shall be treated as unclaimed Distributions as provided in section 8.7.

8.5.2        Notwithstanding any other provision of this Plan, if and to the extent that the Liquidating Trustee has Assets including Cash with a value of no more than $10,000, the Liquidating Trustee may, in lieu of making further Distributions, donate such Cash to a nonprofit organization or organizations that are exempt pursuant to § 501(c) of the Internal Revenue Code (Title 26 of the United States Code); provided that any donations made pursuant to this provision shall be made to nonprofit organizations that fund or perform community-based services primarily in or around the metropolitan areas served by the Bankruptcy Court.

8.6           Disputed Payments.  In the event of any dispute between and among Creditors as to the right of any entity to receive or retain any payment or Distribution to be made to such entity under the Plan, the Liquidating Trustee may, in lieu of making such payment or Distribution to such entity, instead hold such payment or Distribution until the disposition thereof shall be determined by the Bankruptcy Court.

8.7           Unclaimed Property.  Any entity that fails to claim any Cash within ninety (90) days from the date upon which a Distribution is first made to such entity shall forfeit all rights to any Distribution under the Plan.  Upon forfeiture, such Cash (including interest thereon) shall be maintained in or deposited into the Claims Reserve Account to be distributed to the holders of Allowed Claims in the manner described herein.  Entities that fail to claim Cash shall forfeit their rights thereto and shall have no claim whatsoever against the Debtor, the Liquidating Trustee, or any Holder of an Allowed Claim to whom Distributions are made by the Liquidating Trustee.

8.8           Setoffs.  Nothing contained in this Plan shall constitute a waiver or release by the Debtor or Trustee of any right of setoff or recoupment the Debtor or Trustee may have against any Creditor.

8.9           Withholding Taxes.  Pursuant to Bankruptcy Code § 346(f), the Liquidating Trustee shall be entitled to deduct any federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims, as appropriate.  The Liquidating Trustee shall be permitted to withhold a Distribution to any Creditor that has not provided information requested by the Liquidating Trustee for the purpose of fulfilling its obligations hereunder.  The Liquidating Trustee shall comply with all reporting obligations imposed on it by any governmental unit.

ARTICLE 9

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

9.1           Resolution of Disputed Claims and Interests.  All objections to Claims or Interests shall be filed and served not later than the Claims Objection Deadline, subject to extension by the Bankruptcy Court.  If an objection is not timely filed by the deadline established in this Plan, any remaining Disputed Claims or Interests shall be deemed to be Allowed Claims or Interests for purposes of this Plan.  Subject to the provisions of section 6.3 of this Plan, the Liquidating Trustee shall be authorized to settle, or withdraw any objections to, any Disputed Claim or Interest following the Confirmation Date without further notice to Creditors or authorization of the Bankruptcy Court, in which event such Claim or Interest shall be deemed to be an Allowed Claim or Interest in the amount compromised for purposes of this Plan.

9.2           Estimation of Claims.  The Liquidating Trustee may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Bankruptcy Code §  502(c) regardless of whether the Liquidating Trustee has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Liquidating Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

9.3           Cumulative Remedies.  All of the aforementioned objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.  Until such time as such Administrative Claim, Claim or Equity Interest becomes an Allowed Claim or Equity Interest, such Claim or Equity Interest shall be treated as a Disputed Administrative Claim, Disputed Claim or Disputed Equity Interest for purposes related to allocations, Distributions, and voting under the Plan.

9.4           Reserve Provisions for Disputed Claims and Interests.  The Liquidating Trustee shall implement the following procedures with respect to the allocation and distribution of Cash in the Claims Reserve Account to the holders of Disputed Claims or Interests that become Allowed Claims or Interests:

9.4.1        Cash respecting Disputed Claims or Interests shall not be distributed but, if necessary, shall be held by the Liquidating Trustee in the Claims Reserve Account in an amount equal to such Distributions as would otherwise be made to the holders of such Claims or Interests based on the Disputed Claims Amount.

9.4.2        For the purposes of effectuating the provisions of this section 9.4.2, the Bankruptcy Court may estimate the amount of any Disputed Claim or Interest pursuant to Bankruptcy Code § 502(c), in which event the amounts so fixed or liquidated shall be deemed to be Allowed Claims or Interests pursuant to Bankruptcy Code § 502(c) for purposes of Distribution under this Plan.  In lieu of estimating the amount of any Disputed Claim or Interest, the Bankruptcy Court or the Liquidating Trustee may determine the portion of the Disputed Claims Amount to be reserved on account of such Disputed Claim or Interest, or such amount may be fixed by agreement in writing by and between the Liquidating Trustee and the Holder thereof.

9.4.3        When a Disputed Claim or Interest becomes an Allowed Claim or Interest, there shall be distributed to the Holder of such Allowed Claim or Interest, in accordance with the provisions of this Plan, Cash equal to a Pro Rata Share of the Cash paid to holders of Allowed Claims or Interests in the same Class as of the time such Distribution is made.

9.4.4        Interim distributions may be made from time to time to the holders of Allowed Claims or Interests prior to the resolution by Final Order or otherwise of all Disputed Claims or Interests; provided that the Disputed Claims Amount shall first be deposited in the Claims Reserve Account.

9.4.5        No Holder of a Disputed Claim or Interest shall have any Claim against the Cash reserved with respect to the Disputed Claims Amount until such Disputed Claim or Interest shall become an Allowed Claim or Interest.  In no event shall any Holder of any Disputed Claim or Interest be entitled to receive (under the Plan or otherwise) from the Debtor, the Trustee, the Liquidating Trustee, or the Claims Reserve Account: (x) any payment which is greater than the amount reserved for such Claim or Interest by the Bankruptcy Court pursuant to this section 9.4, or (y) interest or other compensation for delays in distribution except as otherwise permitted under this Plan.  In no event shall the Liquidating Trustee have any responsibility or liability for any loss to or of any amount reserved under the Plan.

9.4.6        To the extent a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest in an amount less than the portion of the Disputed Claim Amount reserved for such

Disputed Claim or Interest, then the resulting surplus Cash shall be retained in the Claims Reserve Account and distributed as provided hereunder.

9.5           Allowance of Claims and Interests

9.5.1        Disallowance of Claims.  All Claims held by Entities against whom any party in interest has asserted a cause of action or claim for relief under Bankruptcy Code §§ 542, 543, 522(f), 522(h), 544, 545, 547, 548, 549, or 550 or otherwise (including claims for breach of fiduciary duty, malfeasance or nonfeasance) shall be deemed disallowed pursuant to Bankruptcy Code § 502(d) until such time as such causes of action or claims for relief against that Entity have been settled or resolved by a Final Order and all sums due the Estate by that Entity are turned over to the Estate.

9.5.2        Allowance of Claims and Equity Interests.  Except as expressly provided in the Plan, no Claim or Equity Interest shall be deemed Allowed by virtue of Confirmation, or any order of the Bankruptcy Court in the Chapter 11 Case, unless and until such Claim or Equity Interest is deemed Allowed under the terms of this Plan.

ARTICLE 10

EXECUTORY CONTRACTS

10.1         Rejection.  On the first business day that is not less than thirty (30) days after the Effective Date and except as set forth on Exhibit A attached hereto, all unexpired leases of non-residential real property and all executory contracts not previously assumed or rejected by the Debtor, or for which a motion to assume is pending as of the Effective Date, shall be automatically rejected by the Trustee without further notice or order, in accordance with the provisions of Bankruptcy Code §§ 365 and 1123.  Notwithstanding the foregoing, nothing herein shall affect the Trustee’s or the Pre-Confirmation Committees’ rights to assert that any rejected contract or lease was terminated prior to the Confirmation Date.

10.2         Assumption and Assignment.    All executory contracts and unexpired leases set forth on Exhibit A attached hereto (together with any additions, deletions, modifications or other revisions to such Exhibit as may be made by the Trustee prior to the Confirmation Date) are assumed.  The Trustee reserves the right to make additions to or deletions from Exhibit A up to the time of the commencement of the Confirmation Hearing.  Any Assumption Obligations shall be satisfied by payment of such obligations in Cash on the Effective Date, or on such other terms the parties to such executory contracts or unexpired leases may otherwise agree.

10.3         Bar Date for Rejection Claims.  Each entity who is a party to an executory contract not previously assumed or rejected by the Debtor or Trustee and rejected pursuant to section 10.1 of this Plan shall file, not later than sixty (60) days after service of a notice of the entry of the order authorizing rejection of the executory contrary, a proof of claim for damages, if any, alleged to arise from the rejection of such executory contract, or be forever barred from asserting any such Claim.  A copy of such proof of claim shall be filed with the Court and served on the Liquidating Trustee and its counsel in accordance with the notice provisions set forth in section 15.4 hereof.  If no objection to any such proof of claim is filed and the Claim becomes an Allowed Claim, then such Claim shall be classified as an Unsecured Claim and distributions shall be made in accordance with the provisions of the Plan.

10.4         Options and Warrants to Purchase Clarent Common Stock.  If and to the extent that any Entity holds an option or warrant to purchase the common stock of Clarent Corporation from the Debtor, such Entity must file with the Bankruptcy Court and serve on the Trustee prior to the commencement of the Confirmation Hearing a demand (1) setting forth the grounds upon which such Entity claims such a right (including, without limitation, the expiration date of such alleged purchase right and any documentation supporting such claim), (2) tendering the full purchase price in the form of a cashier’s check or other good funds, and (3) providing a name and address for service upon such Entity.  The Trustee or the Liquidating Trustee, as appropriate, shall thereafter have ten (10) Business Days to file and serve an objection to such request with the Bankruptcy Court.  If no such objection is filed, or the Bankruptcy Court overrules the objection, the option or warrant shall be honored, the tendered Cash shall be added to Available Cash, and such Entity shall be treated as a Holder of an Allowed Class 6 Interest as though the purchase had occurred immediately before the Filing Date.  Any option or warrant issued by the Debtor for which such demand has not been timely made shall be deemed canceled and unenforceable, regardless of the expiration date set forth in such option or warrant.

ARTICLE 11

CAUSES OF ACTION

11.1         Maintenance of Causes of Action.  Except as otherwise provided in the Plan, any and all Litigation Claims, including, without limitation, any rights or causes of action under any theory of law, accruing to the Debtor or the Trustee shall remain Assets of the Estate pursuant to Bankruptcy Code § 1123(b)(3)(B) on the Plan Effective Date shall be transferred to and vested in the Liquidating Trust pursuant to Article 13 of the Plan.

11.2         Causes of Action.  From and after the Effective Date, the Liquidating Trustee may litigate any Litigation Claims that belong to the Estate that may be pending on the Effective Date or instituted by the Liquidating Trustee after the Effective Date.  No other Entity may pursue any such causes of action.  The Liquidating Trustee may settle any such controversy subject to the provisions of section 6.3 of this Plan.

ARTICLE 12

CONDITIONS PRECEDENT TO CONFIRMATION
OF THE PLAN AND TO THE EFFECTIVE DATE

12.1         Conditions to Confirmation of the Plan.  Confirmation of this Plan is conditioned upon the satisfaction of the following condition precedent, which may be waived by the Trustee:

12.1.1      The Court shall have signed the Confirmation Order in form and substance acceptable to the Trustee and such order shall be a Final Order.

12.2         Effect of Failure of Conditions to Confirmation.  If the condition in section 12.1 is not met, the Trustee may withdraw this Plan and, if withdrawn, this Plan shall be of no further force or effect.

12.3         Effective Date.  Subject to section 12.1, this Plan shall become effective and the Effective Date shall occur upon a date selected by the Trustee or the Liquidating Trustee, which date shall be not later than thirty (30) days after the Confirmation Order is entered.

ARTICLE 13

EFFECTS OF CONFIRMATION

13.1         Binding Effect of Plan.  The provisions of the confirmed Plan shall bind the Debtor, the Trustee, the Liquidating Trustee, any entity acquiring property under the Plan, and any Creditor or Interest Holder, whether or not such Creditor or Interest Holder has filed a proof of Claim or Interest in the Chapter 11 Case, whether or not the Claim of such Creditor or the Interest of such Interest Holder is impaired under the Plan, and whether or not such Creditor or Interest Holder has accepted or rejected the Plan.  All Claims and Debts shall be as fixed and adjusted pursuant to this Plan.

13.2         Vesting of Property in Liquidating Trust.  Upon the Effective Date, title to all property of the Estate in this Chapter 11 Case shall vest in the Liquidating Trust and shall be retained by the Liquidating Trust for the purposes contemplated under the Plan.  Without limiting the generality of the foregoing, all Litigation Claims, rights to Liquidation Proceeds, and all resulting Plan Proceeds shall vest in the Liquidating Trust upon the Effective Date and shall no longer constitute property of the Estate.

13.3         Property Free and Clear.  Except as otherwise provided in this Plan or the Confirmation Order, all property that shall vest in the Liquidating Trust shall be free and clear of all Claims, Liens, interests, charges and other encumbrances of Creditors or Interest Holders.  Following the Effective Date, the Liquidating Trustee may transfer and dispose of any property free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Rules and without further approval of the Bankruptcy Court or notice to Creditors or Interest Holders, except as may otherwise be required under the Plan or the Confirmation Order.

13.4         Intentionally Omitted.

13.5         Intentionally Omitted.

13.6         Injunction.  The Confirmation Order shall provide, among other things, that except as otherwise expressly provided in the Plan, and except in connection with the enforcement of the terms of the Plan or any documents provided for or contemplated in the Plan, all Entities who have held, hold or may hold Claims against or Interests in the Debtor, Liquidating Trust or the Estate that arose prior to the Effective Date are permanently enjoined from: (a) commencing or continuing in any manner, directly or indirectly, any action or other proceeding of any kind against the Liquidating Trust or any property of the Liquidating Trust with respect to any such Claim or Interest; (b) the enforcement, attachment, collection or recovery by any manner or means, directly or indirectly, of any judgment, award, decree, or order against the Liquidating Trust, or any property of the Liquidating Trust with respect to any such Claim or Interest; (c) creating, perfecting or enforcing, directly or indirectly, any Lien or encumbrance or any kind against the Liquidating Trust or any property of the Liquidating Trust with respect to any such Claim; (d) asserting, directly or indirectly, any setoff, or right of subrogation of any kind against any obligation due the Liquidating Trust or any property of the Liquidating Trust with respect to any such Claim or Interest; and (e) any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan with respect to such Claim or Interest.

Nothing contained in this section 13.6 shall (a) prohibit the Holder of a timely-filed proof of Claim from litigating its right to seek to have such Claim declared an Allowed Claim and paid in accordance with the distribution provisions of this Plan, or (b) enjoin or prohibit the interpretation or enforcement by the Claimant of any of the obligations of the Debtor or the Liquidating Trust under this Plan, or (c) prohibit Claimants from proceeding against Insurance Carriers, or (d) enjoin set off rights, if any, by the Holder of a Priority Tax Claim.  Nothing contained in section 8.2 of the Plan, or in any other provision of this Plan, shall be deemed to constitute or result in a discharge of the Debtor under Bankruptcy Code § 1141(d).

13.7         Preservation of Rights of Action.  Except to the extent any rights, claims, causes of action, defenses, and counterclaims are expressly and specifically released in connection with this Plan or in any settlement agreement approved during the Chapter 11 Case:  (a) any and all Litigation Claims accruing to the Estate shall vest in the Liquidating Trust on the Effective Date, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such Litigation Claims have been listed or referred to in this Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court, and (b) the Trustee and the Liquidating Trustee do not waive, release, relinquish, forfeit, or abandon (nor shall it be estopped or otherwise precluded or impaired from asserting) any Litigation Claim that constitutes property of the Estate:  (i) whether or not such Litigation Claim has been listed or referred to in this Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court, (ii) whether or not such Litigation Claim is currently known to the Trustee or the Liquidating Trustee, and (iii) whether or not a defendant in any litigation relating to such Litigation Claim filed a proof of Claim in the Chapter 11 Case, filed a notice of appearance or any other pleading or notice in the Chapter 11 Case, voted for or against this Plan, or received or retained any consideration under this Plan.

ARTICLE 14

RETENTION OF JURISDICTION

From and after the Confirmation Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, but not limited to, for the following purposes:

14.1         To hear and determine any and all objections to the allowance of a Claim or Interest, actions to equitably subordinate Claims or Interests, or any controversy as to the classification of a Claim in a particular Class under the Plan;

14.2         To administer the Plan and the Plan Proceeds;

14.3         To liquidate any Disputed Claims or Interests;

14.4         To hear and determine any and all adversary proceedings, contested matters or applications pending on the Effective Date;

14.5         To hear and determine any and all motions for the rejection of executory contracts and unexpired leases and to fix and allow any Claims arising therefrom;

14.6         To hear and determine any and all applications by Professionals for an award of Professional Fees;

14.7         To enable the Liquidating Trust to commence and prosecute any Litigation Claims which may be brought after the Effective Date;

14.8         To interpret and/or enforce the provisions of the Plan and the injunction provided for in the Plan and to determine any and all disputes arising under or regarding interpretation of the Plan or any agreement, document or instrument contemplated by the Plan;

14.9         To enter and implement such orders as may be appropriate in the event Confirmation is for any reason stayed, reversed, revoked, modified or vacated;

14.10       To modify any provision of the Plan to the extent permitted by the Bankruptcy Code and to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan;

14.11       To interpret and/or enforce settlements relating to the Debtor and Trustee and to hear and consider claims and adversary proceedings asserted by or against either of them, including claims relating to the Insurance Carriers and insurance coverage;

14.12       To enter such orders as may be necessary or appropriate in furtherance of Confirmation and the successful implementation of the Plan and to determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the provisions of the Bankruptcy Code;

14.13       To enter an order or Final Decree closing this Chapter 11 Case when administration of the case has been completed; and

14.14       To exercise such other and further jurisdiction as is authorized or permitted under the Bankruptcy Code.

ARTICLE 15

MISCELLANEOUS

15.1         Severability of Plan Provisions.  In the event that, prior to the Confirmation Date, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Trustee, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.2         Corporate Action.  Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided under the Plan involving the corporate structure of the Debtor shall be deemed to be authorized and approved without any requirement of further action by the Trustee, the Liquidating Trustee, the Debtor, the Debtor’s stockholders, or the Debtor’s board of directors.  Subject to the approval of the Bankruptcy Court, the Debtor may, with the consent of the Liquidating Trustee, terminate or dissolve itself following the Effective Date or the Liquidating Trustee may seek such termination.  On the Effective Date, the Debtor’s Articles of Incorporation shall be deemed amended to prohibit (1) the issuance of certain nonvoting securities, or (2) the existence of securities possessing an inappropriate distribution of voting power, all as more specifically required and described in Bankruptcy Code § 1123(a)(6).

15.3         Exhibits.  All exhibits attached to this Plan are, by this reference, hereby incorporated into the Plan.  The final version of all Exhibits to the Plan will be substantially in the forms attached hereto.  The Trustee reserves the right to make changes and corrections to such Exhibits in advance of the Confirmation Hearing.  If any Exhibits are changed or corrected, the replacement Exhibits will be filed with the Bankruptcy Court prior to the commencement of the Confirmation Hearing.

15.4         Notices.  All notices required or permitted to be made in accordance with the Plan shall be in writing and shall be delivered personally or by nationally recognized overnight or next-day courier service, first class mail or via facsimile with electronic confirmation of receipt as follows:

If to the Trustee or the Liquidating Trustee:

Uecker & Associates, Inc.

1 Front Street, Suite 1550

San Francisco, CA 94111

Facsimile:  (415) 362-7704

and a copy to counsel:

Shawn M. Christianson, Esq.

Buchalter, Nemer, Fields & Younger

333 Market Street, 25th Floor

San Francisco, CA  94105-2130

Facsimile:  (415) 227-0770

If to the Creditors’ Committee:

Daren R. Brinkman, Esq.

Brinkman Portillo, P.C.

4333 Park Terrace Dr., Ste. 205

Westlake Village, CA 91361

Facsimile:  (818) 597-2998

If to the Equity Committee:

Nellwyn W. Voorhies, Esq.

Levene Neale Bender Rankin & Brill L.L.P.

1801 Avenue of the Stars, Suite 1120

Los Angeles, CA  90067

Facsimile:  (310) 229-1244

15.5         Reservation of Rights.  Neither the filing of the Plan nor any statement or provision contained in the Plan or in the Disclosure Statement, nor the taking by any party in interest of any action with respect to the Plan, shall (a) be or be deemed to be an admission against interest, and (b) until the Effective Date, be or be deemed to be a waiver of any rights any party in interest may have (i) against any other party in interest, or (ii) in any of the assets of any other party in interest, and, until the Effective Date, all such rights are specifically reserved.  In the event that the Plan is not confirmed or fails to become effective, neither the Plan nor the Disclosure Statement nor any statement contained in the Plan or in the Disclosure Statement may be used or relied upon in any manner in any suit, action, proceeding or controversy within or without the Chapter 11 Case involving the Debtor or the Trustee, except with respect to Confirmation of the Plan.

15.6         Defects, Omissions and Amendments.  The Trustee may, with the approval of the Bankruptcy Court and without notice to all holders of Claims or Interests, insofar as it does not materially and adversely affect holders of Claims or Interests, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary or desirable to expedite the execution of the Plan.  The Plan may be altered or amended before Confirmation as provided in Bankruptcy Code § 1127 if, in the opinion of the Bankruptcy Court, the modification does not materially and adversely affect the interests of holders of Claims or Interests, so long as the Plan, as modified, complies with Bankruptcy Code §§ 1122 and 1123 and the Trustee has complied with Bankruptcy Code § 1125.  The Plan may be altered or amended after the Confirmation Date but prior to substantial consummation in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims or Interests, so long as the Plan, as modified, complies with Bankruptcy Code §§ 1122 and 1123, the Trustee has complied with Bankruptcy Code § 1125 and, after notice and a hearing, the Bankruptcy Court confirms such Plan, as modified, under Bankruptcy Code § 1129.

15.7         Filing of Additional Documents.  The Trustee shall file with the Bankruptcy Court such agreements or other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

15.8         Successors and Assigns.  The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such entity.

15.9         Revocation and Withdrawal.  The Trustee reserves the right to revoke and withdraw the Plan at any time on or before the Confirmation Date.  If the Trustee revokes or withdraws the Plan pursuant to this section 15.9, or if Confirmation or the Effective Date does not occur, then the Plan shall be deemed null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or Estate or any other entity or to prejudice in any manner the rights of the Trustee or the Pre-Confirmation Committees or any entity in any further proceedings involving the Debtor or the Pre-Confirmation Committees.

15.10       Implementation.  Upon Confirmation, the Trustee shall be authorized to take all steps and execute all documents necessary to effectuate the provisions contained in the Plan.

Dated:  March             , 2004

By
Susan L. Uecker,
Trustee
Respectfully submitted by:

BUCHALTER, NEMER, FIELDS & YOUNGER
A Professional Corporation

By:
Robert E. Izmirian, Esq.
Shawn M. Christianson, Esq.
Geoffrey A. Heaton, Esq.
Attorneys for Susan L. Uecker, Trustee

EXHIBIT A

EXECUTORY CONTRACTS
AND UNEXPIRED LEASES TO BE ASSUMED

NON-DEBTOR PARTY TO EXECUTORY CONTRACT OR UNEXPIRED LEASE	DESCRIPTION OF EXECUTORY CONTRACT OR UNEXPIRED LEASE
National Union Fire Insurance Company	Directors’ and officers’ liability insurance policy no. 873-53-88
TIG Insurance Co. of Michigan	Directors’ and officers’ liability insurance policy no. XD038845049
Royal Sunalliance Insurance Co.	Directors’ and officers’ liability insurance policy no. PSF 001202
Hartford Insurance Company	Directors’ and officers’ liability insurance policy no. NDA 0157117
Lloyd’s, London	Directors’ and officers’ liability insurance policy no. NB 01AEYG
St. Paul Mercury Insurance Co.	Directors’ and officers’ liability insurance policy no. 594 CM0113